Exhibit 1.4

Vantage Credit Union Selects Pivotal Financial Services

Leading Midwest community credit union manages relationships with more than 80,000 members using Pivotal

FOR IMMEDIATE RELEASE

Vancouver, BC – November 22, 2005 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that Vantage Credit Union, a leading Midwest community financial institution, has selected Pivotal Financial Services to help manage relationships with the firm’s 80,000 members. Pivotal was selected over leading CRM suite solutions for its industry-specific functionality, best-in-class flexibility and strong mobile capabilities.

Vantage Credit Union, headquartered in Bridgeton, Missouri, is a full-service, not-for-profit financial cooperative that provides banking, insurance, mortgages, and investment services to an active membership of over 80,000 people. Over the past five decades, Vantage has grown from a small, local credit union to one of the largest community credit unions in the Midwest. Recently, Vantage has experienced accelerated growth and success due to its focus on providing superior personal service and value to its members, adding more convenient branch locations, and offering an expanding portfolio of products and services. With membership growing at a rate of more than 1200 new members per month and plans to open a series of new branches, Vantage Credit Union needed to centralize all member information in a single system to maximize member service, retention and per-member profitability.

To address this requirement, Vantage required a flexible, easy-to-use CRM product with built-in support for their member service processes. After a cross-departmental review of leading systems, Vantage Credit Union selected Pivotal Financial Services for its industry-specific functionality, best-in-class flexibility and strong mobile capabilities.

“As a leading community credit union, one of our primary differentiators over larger, publicly-traded financial institutions is the intimate, personalized member experience we are able to provide,” said Eric Acree, executive vice president, Vantage Credit Union. “Our CRM strategy will allow us to use make better use of the critical member information that is flowing through our business everyday. We are very excited to be working with Pivotal. No other CRM provider offered out-of-the box financial services CRM functionality as well as the flexibility to further tailor the system to closely match our member service processes.”

With Pivotal Financial Services, Vantage Credit Union will be able to better integrate the efforts of all staff that contribute to each credit union member’s unique profile – increasing member satisfaction, retention and individual profitability. Pivotal Financial Services gives all member-facing Vantage employees immediate access to each member’s complete profile including key financial information on net worth and all Vantage relationships; demographic information such as age, income, links to real time banking information; life information such as life stage, life events and responses to them, as well as short and long-term goals. Using Pivotal’s best-in-class mobile synchronization capabilities, traveling financial advisors will begin to capture additional member information and provide responsive, intelligent service while on the road visiting credit union members. And, with Pivotal’s flexible relationship model, Vantage can quickly assess relationships between credit union members and determine their level of influence over the financial activities of other members – allowing Vantage to better understand the member’s true value.

According to Rick Marquardt, president, Pivotal, “It is such a pleasure to work with organizations that can clearly articulate a strong vision for customer relationship management. Leaders like Vantage Credit Union already have the people, processes and principles in place to succeed. All they need is the right supporting technology, carefully considered and deployed in smart, prioritized phases. By selecting Pivotal Financial Services which is designed specifically to handle the unique relationship management requirements of financial services firms, the company is further differentiating itself on the high-quality experience it provides for its members.”

About Pivotal

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the mobile capability of Pivotal software and the ability of Pivotal software and services to help integrate information about client’s members to increase satisfaction, retention and profitability         . These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.